Exhibit 10.7

EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (“Amendment”) to the Employment Agreement by and between McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company (as assignee to McGraw-Hill Education, Inc., a Delaware corporation) (the “Company”) and Lloyd G. Waterhouse (the “Executive”), dated as of June 6, 2012 (the “Employment Agreement”), is made by and between the Executive and the Company, effective as of this 15th day of May, 2013 (the “Amendment Effective Date”).

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of November 26, 2012, by and among MHE Acquisition, LLC, McGraw-Hill Education LLC, The McGraw-Hill Companies, Inc. (“Parent”) and the other Sellers (as defined therein) named therein (the “Purchase Agreement”), the Company is no longer a wholly-owned subsidiary of Parent;

WHEREAS, a “Transaction” or “Private Sale”, each as defined in the Employment Agreement, has occurred as result of the consummation of the transactions contemplated under the Purchase Agreement; and

WHEREAS, the Company and the Executive have determined that it is in the Company’s and the Executive’s best interests to continue the Executive’s employment with the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the Employment Agreement is hereby amended as of the Amendment Effective Date as follows:

1.	The Employment Agreement is hereby amended by adding a new sentence to the end of Section 1(a) as follows:

“From May 15, 2013, through the expiration of the Term, the Executive shall have the duties, responsibilities and authority commensurate with his position and shall also assist in identifying and recruiting his successor.”

2.	Section 1(d) of the Employment Agreement is hereby amended to read as follows:

“(d) Board Seat. During the Term, the Executive shall be a member of the boards of directors of Georgia Holdings, Inc. (“Holdings”) and its subsidiaries.”

3.	Section 2 of the Employment Agreement is hereby amended by replacing the first sentence of Section 2 in its entirety with the following:

“2. Term of Employment. The Executive’s employment under this Agreement shall commence on June 13, 2012 (the “Effective Date”) and shall terminate on December 31, 2013, subject to earlier termination of the Executive’s employment under this Agreement.”

4.	The Employment Agreement is hereby amended by replacing Section 3(b)(2) in its entirety with the following:

“For the 2013 calendar year, the Executive shall have an annual incentive opportunity (with a Target Bonus of 100% of his Base Salary) based on his achievement against the performance goals and objectives specified for 2013 on the attached Annex A. The goals set forth on Annex A have been established and approved by the Board and the Executive’s success in achieving such goals shall be determined reasonably and in good faith by the Board. This bonus shall be payable in 2014 as a cash lump sum as soon as practicable following the Board’s determination of the extent the performance goals have been achieved, but in no event later than March 15, 2014, subject to the Executive not terminating his employment voluntarily without Good Reason or being terminated by the Company for Cause prior to December 31, 2013.”

5.	Section 3(b)(3) of the Employment Agreement is hereby deleted in its entirety.

6.	The third sentence of Section 3(c) of the Employment Agreement shall be deleted in its entirety.

7.	Section 3(g) of the Employment Agreement is hereby amended to read as follows:

“(g) Housing Coverage. During the Term, the Company shall continue to reimburse Executive for his New York City housing costs in the same manner and to the same extent as it currently is doing, including, but not limited to, a simultaneous tax gross up.”

8.	A new Section 3(h) is hereby added to the Employment Agreement as follows:

“(h) Option Grant. Following the Amendment Effective Date, the Company shall cause Holdings to grant to the Executive an option to purchase common stock of Holdings (the “Option”) pursuant to the terms and conditions of the Management Equity Plan of Holdings (the “Equity Plan”), and the Grant Certificate attached as Annex B (the “Option Grant Certificate”).”

9.	A new Section 3(i) is hereby added to the Employment Agreement as follows:

“(i) Co-Invest. By May 15, 2013, the Executive shall have invested $500,000 in Holdings, pursuant to the terms of the subscription agreement attached as Annex C (the “Co-Investment”).”

10.	Section 4(b)(i) of the Employment Agreement is hereby amended by adding at the end thereof:

“The Company and the Executive agree that they have not been able to (and do not anticipate being able to) reach an agreement for the continuation of Executive’s employment hereunder beyond December 31, 2013. Therefore, pursuant to the second sentence of this Section 4(b)(i), upon termination of the Executive’s employment at the expiration of the Term:

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(A) the Executive shall be entitled to receive a lump sum payment of two (2) times his Base Salary on the sixtieth (60th) day following his termination of employment; it being understood, however that if the Executive’s employment terminates earlier as a result of termination without Cause by the Company or by the Executive for Good Reason (as contemplated by clause (A) or (B) of the first sentence of this Section 4(b)(i)) then the Executive shall also receive such lump sum payment; and

(B) the Company shall cause Holdings not to exercise its repurchase rights under Section 4.1 of the Stockholders’ Agreement (as defined in the Equity Plan) or Section 6 of the Option Grant Certificate with respect to the Executive’s Co-Investment or vested Option.”

11.	Section 4(b)(ii) of the Employment Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, the Executive acknowledges and agrees that he shall not resign for Good Reason as a result of (i) any changes that are solely the result of and occur in connection with the change in ownership as a result of the consummation of the transactions contemplated by the Purchase and Sale Agreement, dated as of November 26, 2012, by and among MHE Acquisition, LLC, McGraw-Hill Education LLC, Parent and the other Sellers (as defined therein) named therein or (ii) the Company’s engagement of, and the performance of services by, Ron Schlosser in the role of Executive Chairman so long as Executive remains the Chief Executive Officer of the Company with the responsibilities, duties and authority of such role. The Executive further acknowledges that the Company shall be conducting a search for a new Chief Executive Officer, and that such actions shall not constitute Good Reason.”

12.	Section 4(c) of the Employment Agreement is hereby deleted in its entirety.

13.	Section 4(e) of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:

“Following the Term, the Executive shall continue to serve on the Board and/or provide advisory assistance to the Company on a part-time basis (but not in any event at a level that would not result in a “separation from service” under Code Section 409A) through March 22, 2014. In respect of the Executive’s continued service on the Board from the termination of his employment at the expiration of the Term through March 22, 2014, the

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Executive shall receive a cash fee equal to $18,750, payable in a single lump sum within 10 business days following the conclusion of such period. Any such services continuing after March 22, 2014 shall be pursuant to a separate agreement.”

14.	Section 17(b) of the Employment Agreement shall be amended by adding the following immediately before the last sentence:

“Notwithstanding the foregoing, any tax gross up payable pursuant to Section 3(g) hereof shall be paid by the end of the calendar year next following the calendar year in which the Executive remits the related taxes.”

15.	The Employment Agreement shall remain unchanged and in full force and effect other than as provided in this Amendment, except as otherwise specifically provided in the Grant Certificate attached as Annex B. However, to the extent that any of the provisions of this Amendment are inconsistent with the Employment Agreement, the provisions contained in this Amendment shall govern.

16.	This Amendment may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to L. Waterhouse Amendment

to Employment Agreement]

/s/ Lloyd G. Waterhouse
LLOYD G. WATERHOUSE

[Signature Page to L. Waterhouse Amendment

to Employment Agreement]

ANNEX A

1.	Firmly establish executive team, which includes hiring and mentoring new CDO, president of School Education Group, president of International and financial executives. Help senior executives get comfortable with change to a privately owned company, including commitments to co-invest and employment agreements. Develop a sense of spirit de corps.

2.	Implement first phase of international turnaround plan. Help new president develop concise action plan with measurable milestones. Work with US-based businesses to become more focused on leveraging their assets globally, and reduce or eliminate the inhibitors. Set business on course to grow revenues and profits in 2013 for first time in several years.

3.	Continue to grow our digital business at rapid rate. Ensure the new CDO stays with the company, and help him complete the end-game digital learning organizational structure. Finalize site/real estate plan and help hire critical managers. Assist in developing crisp strategies for pervasive adaptive learning solutions, MOOCs/online learning, content monetization, and data analytics. Recommend and assist in strategic acquisitions as appropriate.

4.	Tamp-in cost savings with executive chairman and IMO (project office). Ensure teams are fully engaged, milestones are identified, and savings are achieved.

5.	Provide leadership and personal assistance as needed to complete actions on inventory of joint venture, partnerships and equity stakes. Sell positions as appropriate and strengthen key relationships. Recommend purchase of remaining portions of companies not currently owned, if advantageous to do so (e.g., Tata Education, Ryerson Education, Area9).

6.	Finish standing up company. End TSAs expeditiously. Establish governance processes — ethics committee, compliance committee, compensation and talent committee, philanthropy function and budget, audit function, monthly review process, weekly and monthly reports, board processes, etc.

7.	Continue to work within the industry to represent and promote the company. Call on critical customers and help close deals. Ensure press inquiries and opportunities are handled in a positive fashion.

8.	Assist in recruiting new CEO.

ANNEX B

[See attached grant certificate.]

ANNEX C

[See attached subscription agreement.]